Exhibit 10.1

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”), dated as of April 5, 2012 (the “Closing Date”) by and among MIDCAP FINANCIAL SBIC, LP, a Delaware limited partnership (“MidCap”), as administrative agent (“Agent”), the Lenders listed on Schedule 1 hereto and otherwise party hereto from time to time (each a “Lender”, and collectively the “Lenders”), and POLYMEDIX, INC., a Delaware corporation (“Parent”) and POLYMEDIX PHARMACEUTICALS, INC., a Delaware corporation (“PYMX” and together with Parent, individually and collectively referred to herein as “Borrower”), provides the terms on which Lenders agree to lend to Borrower and Borrower shall repay Lenders.  The parties agree as follows:

1. ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed in accordance with GAAP.  Calculations and determinations must be made in accordance with GAAP.  Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 14.  All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2. LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay.  Borrower hereby unconditionally promises to pay to Agent, for payment to each Lender in accordance with its respective Pro Rata Share, the outstanding principal amount of all Credit Extensions made by the Lenders, and accrued and unpaid interest thereon, and any other amounts due hereunder as and when due in accordance with this Agreement.

2.2 Term Loans.

(a) Availability.  Subject to the terms and conditions of this Agreement, during the Draw Period, the Lenders agree, severally and not jointly, to make one or more term loans to Borrower in an aggregate amount up to Twelve Million and 00/100 Dollars ($12,000,000.00) according to each Lender’s Term Loan Commitment as set forth on Schedule 1 hereto (such term loans are hereinafter referred to singly as a “Term Loan”, and collectively as the “Term Loans”).  After repayment, no Term Loan may be re-borrowed.  The Term Loans shall be available in two tranches.  The first tranche (“Tranche One”) shall be in an amount equal to Eight Million and 00/100 Dollars ($8,000,000.00) and shall be advanced on the Closing Date.  The second tranche (“Tranche Two”) shall be in an amount equal to Four Million and 00/100 Dollars ($4,000,000.00) and shall be available to be advanced in a single advance during the Draw Period, but only after the Tranche Two Eligibility Date.

(b) Interest Payments and Repayment.  Commencing on the first (1st) Payment Date following the Funding Date of Tranche One and of Tranche Two, respectively, and continuing on the Payment Date of each successive month thereafter through and including the Maturity Date, Borrower shall make monthly payments of interest to Agent, for payment to each Lender in accordance with its respective Pro Rata Share, in arrears, and calculated as set forth in

Section 2.3.  Commencing on the Amortization Date, and continuing on the Payment Date of each successive month thereafter through and including the Maturity Date, Borrower shall make consecutive monthly payments of principal to Agent, for payment to each Lender in accordance with its respective Pro Rata Share, as calculated by Agent based upon: (i) the amount of such Lender’s Term Loans, (ii) the effective rate of interest, as determined in Section 2.3, and (iii) a straight-line amortization schedule for each Credit Extension beginning on the Amortization Date and ending on the Maturity Date.  All unpaid principal and accrued interest with respect to the Term Loans is due and payable in full on the Maturity Date.  The Term Loans may be prepaid only in accordance with Sections 2.2(c) and 2.2(d).

(c) Mandatory Prepayments.  If the Term Loans are accelerated following the occurrence of an Event of Default, Borrower shall immediately pay to Agent, for payment to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of: (i) all outstanding principal of the Term Loans and all other Obligations, and all accrued and unpaid interest thereon, plus (ii) the Prepayment Fee, plus (iii) all other sums that shall have become due and payable, including Lenders’ Expenses.

(d) Permitted Prepayment of Loans.  Borrower shall have the option to prepay all or a portion of the Term Loans advanced by the Lenders under this Agreement; provided, however, that Borrower (i) provides written notice to Agent of its election to prepay the Term Loans at least thirty (30) days prior to such payment, and (ii) pays to Agent, for payment to each Lender in accordance with its respective Pro Rata Share, on the date of such prepayment, an amount equal to the sum of: (A) all amount of the Term Loan and Obligations (plus accrued and unpaid interest thereon) being prepaid, plus (B) the Prepayment Fee applicable to the amount being prepaid, plus (C) all other sums that shall have become due and payable, including Lenders’ Expenses.

2.3 Payment of Interest on the Credit Extensions.

(a) Computation of Interest.  Interest on the Credit Extensions and all fees payable hereunder shall be computed on the basis of a 360-day year and the actual number of days elapsed in the period during which such interest accrues.  In computing interest on any Credit Extension, the date of the making of such Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.

(b) Interest Rate Determination.  Subject to the provisions of Section 2.3(c) below, each Term Loan shall bear interest on the outstanding principal amount thereof from the date when made until paid in full at a rate per annum equal to eleven and 95/100 percent (11.95%).

(c) Default Rate.  Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum that is five percent (5.0%) above the rate that is otherwise applicable thereto (the “Default Rate”).  Payment or acceptance of the increased interest rate provided in this Section 2.3(c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Agent or Lenders.

(d) Debit of Accounts.  Agent may debit any of Borrower’s Deposit Accounts, including the Designated Deposit Account, for principal and interest payments when due or any other amounts Borrower owes the Lenders under the Loan Documents when due, for payment to each Lender in accordance with its respective Pro Rata Share.  These debits shall not constitute a set-off.

(e) Payments.  Payments of principal and/or interest received after 12:00 Noon Eastern Time are considered received at the opening of business on the next Business Day.  When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue until paid.  All payments to be made by Borrower hereunder or under any other Loan Document, including payments of principal and interest made hereunder and pursuant to any other Loan Document, and all fees, expenses, indemnities and reimbursements, shall be made without set-off, recoupment or counterclaim, in lawful money of the United States and in immediately available funds.  All payments required under this Agreement are to be made directly to Agent unless otherwise directed by Agent in writing.

(f) Maximum Lawful Rate.  In no event shall the interest charged hereunder, with respect to the notes (if any) or any other obligations of Borrower under any of the Loan Documents exceed the maximum amount permitted under the Laws of the State of Maryland.  Notwithstanding anything to the contrary herein or elsewhere, if at any time the rate of interest payable hereunder or under any note or other Loan Document (the “Stated Rate”) would exceed the highest rate of interest permitted under any applicable Law to be charged (the “Maximum Lawful Rate”), then for so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, Borrower shall, to the extent permitted by Law, continue to pay interest at the Maximum Lawful Rate until such time as the total interest received is equal to the total interest which would have been received had the Stated Rate been (but for the operation of this provision) the interest rate payable.  Thereafter, the interest rate payable shall be the Stated Rate unless and until the Stated Rate again would exceed the Maximum Lawful Rate, in which event this provision shall again apply.  In no event shall the total interest received by any Lender exceed the amount which it could lawfully have received, had the interest been calculated for the full term hereof at the Maximum Lawful Rate.  If, notwithstanding the prior sentence, any Lender has received interest hereunder in excess of the Maximum Lawful Rate, then such excess amount shall be applied to the reduction of the principal balance of such Lender’s Term Loan or to other amounts (other than interest) payable hereunder, and if no such principal or other amounts are then outstanding, such excess or part thereof remaining shall be paid to Borrower.  In computing interest payable with reference to the Maximum Lawful Rate applicable to any Lender, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.

2.4 Fees and Expenses.  Borrower shall pay to Agent, for payment to each Lender:

(a) Closing Fee.

(i) With respect to Tranche One, a non-refundable closing fee to each Lender, in accordance with its respective Pro Rata Share, equal to the product of (i) one-half of one percent (0.50%) multiplied by (ii) Tranche One (i.e., $8,000,000). Agent, each Lender and Borrower agree the closing fee allocable to Tranche One was paid on February 15, 2012.

(ii) With respect to Tranche Two, a non-refundable closing fee to each Lender, in accordance with its respective Pro Rata Share, equal to the product of (i) one-half of one percent (0.50%) multiplied by (ii) Tranche Two (i.e., $4,000,000). Agent, each Lender and Borrower agree the closing fee allocable to Tranche Two shall be due and payable on the Funding Date of Tranche Two.

(b) Reserved.

(c) Prepayment Fee.  The Prepayment Fee, when due under Section 2.2(c) or 2.2(d), to each Lender, in accordance with its respective Pro Rata Share immediately prior to application of the corresponding prepayment; and

(d) Lenders’ Expenses.  All of Lenders’ Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Closing Date, when due (and in the absence of any other due date specified herein, such Lenders’ Expenses shall be due within five (5) Business Days of written notice).

2.5 Additional Costs.  If any new Law or regulation increases a Lender’s costs or reduces its income for any Term Loan, Borrower shall pay the increase in cost or reduction in income or additional expense; provided, however, that Borrower shall not be liable for any amount attributable to any period before one hundred eighty (180) days prior to the date such Lender notifies Borrower of such increased costs.  Each Lender agrees that it shall allocate any increased costs among its customers similarly affected in good faith and in a manner consistent with such Lender’s customary practice.

2.6 Payments and Taxes.  Any and all payments made by Borrower under this Agreement or any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any governmental authority (including any interest, additions to tax or penalties applicable thereto) other than any taxes imposed on or measured by any Lender’s overall net income and franchise taxes imposed on it (in lieu of net income taxes), by a jurisdiction (or any political subdivision thereof) as a result of any Lender being organized or resident, conducting business (other than a business deemed to arise solely from such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, or otherwise with respect to, this Agreement or any other Loan Document) or having its principal office in such jurisdiction (“Indemnified Taxes”).  If any Indemnified Taxes shall be required by Law to be withheld or deducted from or in respect of any sum payable under this Agreement or any other Loan Document to any Lender, (a) an additional amount shall be payable as may be necessary so that, after making all required withholdings or deductions

(including withholdings or deductions applicable to additional sums payable under this Section) such Lender receives an amount equal to the sum it would have received had no such withholdings or deductions been made, (b) Borrower shall make such withholdings or deductions, (c) Borrower shall pay the full amount withheld or deducted to the relevant taxing authority or other authority in accordance with applicable Law, and (d) Borrower shall deliver to such Lender evidence of such payment.  Borrower’s obligation hereunder shall survive the termination of this Agreement.

2.7 Secured Promissory Notes.  Each Term Loan shall be evidenced by a Secured Promissory Note in the form attached as Exhibit D hereto (each a “Secured Promissory Note”), and shall be repayable as set forth herein.  Borrower irrevocably authorizes each Lender to make or cause to be made, on or about the Funding Date of any Term Loan or at the time of receipt of any payment of principal on such Lender’s Secured Promissory Note, an appropriate notation on such Lender’s Secured Promissory Note Record reflecting the making of such Term Loan or (as the case may be) the receipt of such payment.  The outstanding amount of each Term Loan set forth on such Lender’s Secured Promissory Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Lender, but the failure to record, or any error in so recording, any such amount on such Lender’s Secured Promissory Note Record shall not limit or otherwise affect the obligations of Borrower hereunder or under any Secured Promissory Note to make payments of principal of or interest on any Secured Promissory Note when due.  Upon receipt of an affidavit of an officer of a Lender as to the loss, theft, destruction, or mutilation of its Secured Promissory Note, Borrower shall issue, in lieu thereof, a replacement Secured Promissory Note in the same principal amount thereof and of like tenor.

2.8 Issuance of Warrants to Lenders.  Borrower has duly authorized issuance of the Warrants substantially in the form attached hereto as Exhibit E.

2.9 SBIC Acknowledgement.  Borrower acknowledges that Agent is a Federal licensee under the Small Business Investment Act of 1958, as amended.

3. CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Credit Extension.  Each Lender’s obligation to make a Term Loan is subject to the condition precedent that Agent shall consent to or shall have received, in form and substance satisfactory to Agent and Lenders, such documents, and completion of such other matters, as Agent may reasonably deem necessary or appropriate, including, without limitation:

(a) duly executed original signatures to this Agreement, the Perfection Certificate and the other Loan Documents to which Borrower is a party;

(b) duly executed original Secured Promissory Notes in favor of each Lender with a face amount equal to such Lender’s Term Loan Commitment;

(c) duly executed original signatures to the Control Agreements with TD Bank;

(d) the Operating Documents of Borrower certified by the Secretary of State of the state of organization of Borrower as of a date no earlier than thirty (30) days prior to the Closing Date;

(e) good standing certificates dated as of a date no earlier than thirty (30) days prior to the Closing Date to the effect that Borrower is qualified to transact business in all states in which the nature of Borrower’s business so requires;

(f) a duly executed original signatures to the completed Borrowing Resolutions for Borrower;

(g) a payoff letter from Hercules Technology Growth Capital;

(h) evidence that (i) the Liens securing Indebtedness owed by Borrower to Hercules Technology Growth Capital will be terminated, and (ii) the documents and/or filings evidencing the perfection of such Liens, including without limitation any financing statements and/or control agreements, have or will, concurrently with the initial Credit Extension, be terminated;

(i) certified copies, dated as of a recent date, of financing statement searches, as Agent shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(j) an Access Agreement in respect of Borrower’s offices at 170 N. Radnor Chester Road, Suite 300, Radnor PA 19087;

(k) a legal opinion of Borrower’s counsel dated as of the Closing Date together with the duly executed original signatures thereto;

(l) evidence satisfactory to Agent that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of Agent, for the ratable benefit of Lenders;

(m) completed SBA Forms 480, 652 and 1031 and the SBIC Side Letter; and

(n) payment of amounts due and payable in connection with the Closing Fee described in Section 2.4(a) and the Lenders’ Expenses described in Section 2.4(d).

3.2 Conditions Precedent to all Credit Extensions.  The obligation of each Lender to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:

(a) timely receipt by the Agent of an executed Payment/Advance Form in the form of Exhibit B attached hereto;

(b) the representations and warranties in Section 5 shall be true, correct and complete in all material respects on the date of the Payment/Advance Form and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Default or Event of Default shall have occurred and be continuing or result from the Credit Extension.  Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 remain true, accurate and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(c) there has not been any Material Adverse Change.

3.3 Covenant to Deliver.  Borrower agrees to deliver to Agent each item required to be delivered to Agent under this Agreement as a condition precedent to any Credit Extension.  Borrower expressly agrees that a Credit Extension made prior to the receipt by Agent of any such item shall not constitute a waiver by the Lenders of Borrower’s obligation to deliver such item, and any such Credit Extension in the absence of a required item shall be made in Agent’s sole discretion.

3.4 Procedures for Borrowing.  Subject to the prior satisfaction of all other applicable conditions to the making of a Term Loan set forth in this Agreement, to obtain a Term Loan, Borrower shall notify Agent (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 noon Eastern time fifteen (15) Business Days prior to the date the Term Loan is to be made.  Together with any such electronic or facsimile notification, Borrower shall deliver to Agent by electronic mail or facsimile a completed Payment/Advance Form executed by a Responsible Officer or his or her designee.  Upon receipt of a Payment/Advance Form, Agent shall promptly provide a copy of the same to each Lender.  Agent may rely on any telephone notice given by a person whom Agent reasonably believes is a Responsible Officer or designee.

4. CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest.  Borrower hereby grants to Agent, for the ratable benefit of the Lenders, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Agent, for the ratable benefit of the Lenders, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.  Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral, subject only to Permitted Liens that may have priority by operation of applicable Law.  If Borrower shall acquire a commercial tort claim (as defined in the Code), Borrower shall promptly notify Agent in a writing signed by Borrower of the general details thereof (and further details as may be required by Agent) and grant to Agent, for the ratable benefit of the Lenders, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Agent.

4.2 Authorization to File Financing Statements.  Borrower hereby authorizes Agent to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Agent’s and each Lender’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Agent and the Lenders under the Code.  Agent agrees to provide a copy of any such filing to Borrower, provided, that the failure of Agent to do so shall not affect the validity or effectiveness of any such filing. Such financing statements may indicate the Collateral as “all assets of Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Agent’s sole discretion; provided, however, that such financing statements shall exclude from the description of “Collateral” set forth thereon Borrower’s Intellectual Property, but not the IP Proceeds, as set forth in Schedule 5.2(d).

5. REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows at all times unless expressly provided below:

5.1 Due Organization, Authorization: Power and Authority.

(a) Borrower and each of its Subsidiaries (if any) are duly existing and in good standing, as Registered Organizations in their respective jurisdictions of formation and are qualified and licensed to do business and are in good standing in any jurisdiction in which the conduct of their business or their ownership of property requires that they be qualified and licensed except where the failure to do so could not reasonably be expected to result in a Material Adverse Change.  Borrower represents and warrants that (i) Borrower’s exact legal name is that indicated on Schedule 5.1 and on the signature page hereof; (ii) Borrower is an organization of the type and is organized in the jurisdiction set forth on Schedule 5.1; (iii) Schedule 5.1 accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (iv) Schedule 5.1 accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); and (v) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction.  Further, in connection with this Agreement, Borrower has delivered to Agent a completed Perfection Certificate signed by Borrower (the “Perfection Certificate”).  All other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete as of the Closing Date.  If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Agent of such occurrence and provide Agent with Borrower’s organizational identification number.

(b) The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents; (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law; (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected; (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect); or (v) constitute an event of default under any material agreement by which Borrower or any of its Subsidiaries or their respective properties is bound.  Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to result in a Material Adverse Change.

5.2 Collateral.

(a) Collateral Accounts.  Borrower has good title to, has rights in, and has the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens, except Permitted Liens.  Borrower has no Deposit Accounts, Securities Accounts, Commodity Accounts or other investment accounts other than the Collateral Accounts with the banks and/or financial institutions listed on Schedule 5.2(a), for which Borrower has given Agent notice and taken such actions as are necessary to grant to Agent, for the ratable benefit of Lenders, a perfected security interest therein in accordance with Section 6.6 hereof.

(b) Reserved.

(c) Reserved.

(d) Intellectual Property and License Agreements.  A list of all of Borrower’s Registered Intellectual Property and all license agreements, sublicenses, or other rights of any Loan Party to use Intellectual Property (including all in-bound license agreements, but excluding over-the-counter software that is commercially available to the public) as of the date hereof and as of the date of each Compliance Certificate is set forth on Schedule 5.2(d) (as such schedule may be updated in connection with the delivery of a Compliance Certificate after the Closing Date), which indicates, for each item of property: (i) the name of Borrower owning such Registered Intellectual Property or licensee to such license agreement; (ii) Borrower’s identifier for such property (i.e., name of patent, license, etc.), (iii) whether such property is Registered Intellectual Property (or application therefor) owned by Borrower or is property to which Borrower has rights pursuant to a license agreement, and (iv) the expiration date of such Registered Intellectual Property or license agreement.  In the case of any Material Intellectual Property that is a license agreement, Schedule 5.2(d) further indicates, for each: (A) the name and address of the licensor, (B) the name and date of the agreement pursuant to which such item of Material Intellectual Property is licensed, (C) whether or not such license agreement grants an exclusive license to Borrower, (D) whether there are any purported restrictions in such license agreement as to the ability of Borrower to grant a security interest in and/or to transfer any of its rights as a licensee under such license agreement, and (E) whether a default under or termination of such license agreement could interfere with Agent’s right to sell or assign such license or any other Collateral.  Except as noted on Schedule 5.2(d), Borrower is the sole owner of its Intellectual Property, subject to Permitted IP Licenses, as identified on Schedule 5.2(d).  Each

Patent is valid and enforceable and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, except, solely with respect to Intellectual Property that is not Material Intellectual Property, to the extent such adjudication could not reasonably be expected to result in a Material Adverse Change, and to the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party, except to the extent such claim could not reasonably be expected to result in a Material Adverse Change.

(e) Location of Collateral.  On the Closing Date, the Collateral is located at the address(es) identified on Schedule 5.2(e), and is not in the possession of any third party bailee (such as a warehouse) except as disclosed Schedule 5.2(e), and as of the Closing Date, no such third party bailee possesses components of the Collateral in excess of One Hundred Thousand Dollars ($100,000) or which constitutes Borrower’s Books.  None of the components of the Collateral (other than research and development equipment used off-site) shall be maintained at locations other than as disclosed Schedule 5.2(e) on the Closing Date or as permitted pursuant to Section 7.2.  In the event that Borrower, after the Closing Date, intends to store or otherwise deliver any portion of the Collateral (other than research and development equipment used off-site) to a bailee in excess of One Hundred Thousand Dollars ($100,000) or which constitutes Borrower’s Books, then Borrower will first receive the written consent of Agent and such bailee must execute and deliver a bailee agreement in form and substance satisfactory to Agent in its sole discretion.

5.3 Litigation.  Except as disclosed on Schedule 5.3 hereto, there are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than One Hundred Thousand Dollars ($100,000.00).

5.4 No Material Deterioration in Financial Condition; Financial Statements.  All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Agent fairly present, in conformity with GAAP, in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations.  There has not been any change in Borrower’s consolidated financial condition since the date of the most recent financial statements and projections submitted to Agent that would have a Material Adverse Change.

5.5 Solvency.  The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities.  After giving effect to the transactions described in this Agreement, (a) Borrower is not left with unreasonably small capital in relation to its business as presently conducted, and (b) Borrower is able to pay its debts (including trade debts) as they mature.

5.6 Regulatory Compliance.

(a) Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended.  Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors).  Borrower has complied in all material respects with the Federal Fair Labor Standards Act.  Neither Borrower nor any of its

Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company”, as each term is defined and used in the Public Utility Holding Company Act of 2005.  Borrower has not violated any Laws, ordinances or rules, the violation of which could reasonably be expected to result in a Material Adverse Change.  None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in compliance with applicable Laws, except for such matters as would not reasonably be expected to result in a Material Adverse Change.  Borrower has obtained all Required Permits, or has contracted with third parties holding Required Permits, necessary for compliance with all Laws and all such Required Permits are current, except for such matters as would not reasonably be expected to result in a Material Adverse Change.  Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted, except for such matters as would not reasonably be expected to result in a Material Adverse Change.

(b) None of the Borrower, its Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person.  Neither Borrower nor, to the knowledge of Borrower, any of its Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.

5.7 Subsidiaries; Investments.  Borrower does not own any stock, partnership interest or other equity securities, except for Permitted Investments.

5.8 Tax Returns and Payments; Pension Contributions.  Borrower has timely filed all required income tax returns and all other material tax returns and reports, and Borrower and its Subsidiaries have timely paid all foreign, federal, state and local income taxes, and all other material assessments, deposits and contributions owed by Borrower.  Borrower may defer payment of any contested taxes, provided, however, that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Agent in writing of the commencement of, and any material development in, the proceedings, and (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”.  Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower.  Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any material liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.9 Use of Proceeds.  Borrower shall use the proceeds of the Credit Extensions solely as working capital and to fund its general business requirements, and not for personal, family, household or agricultural purposes.  A portion of the proceeds of the initial Credit Extension shall be used on the Closing Date to repay in full the indebtedness of Borrower to Hercules Technology Growth Capital.

5.10 Full Disclosure.  No written representation, warranty or other statement of Borrower in any certificate or written statement given to Agent or any Lender, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Agent or any Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.11 Regulatory Developments.

(a) All Products and all material Required Permits required by applicable Laws for the manufacture sale, marketing or testing in humans of such Products are listed on Schedule 5.11 (as updated from time to time pursuant to Section 6.2(e)), and Borrower has delivered to Agent a copy of all such Required Permits as of the date hereof and to the extent requested by Agent pursuant to Section 6.2(e).

(b) Without limiting the generality of Section 5.6 above, (i) with respect to any Product being tested or manufactured by any Borrower or any of its Subsidiaries, such Borrower or Subsidiary has applied for and received, and such Product is the subject of, all Required Permits from Regulatory Authorities required by applicable Laws in connection with the testing or manufacture of such Product as such testing or manufacturing is currently being conducted by or on behalf of such Borrower or Subsidiary; (ii) such Borrower or Subsidiary has not received any notice from any Regulatory Authorities that (A) such Regulatory Authority is conducting an investigation or review of such Borrower’s or Subsidiary’s manufacturing facilities and processes for such Product which has disclosed any material deficiencies or violations of applicable Laws and/or such Required Permits, or (B) that any Required Permit or that any such Required Permit has been revoked or withdrawn; and (iii) no Regulatory Authority has issued any order or recommendation stating that the testing and/or manufacturing of such Product by such Borrower or Subsidiary should cease, in each case which matter could reasonably be expected to result in a Material Adverse Change.

(c) Without limiting the generality of Section 5.6 above, (i) with respect to any Product marketed or sold by any Borrower or any of its Subsidiaries, such Borrower or Subsidiary has applied for and received, all Required Permits from Regulatory Authorities required by applicable Laws to market and sell such Product as currently being marketed or sold by such Borrower or Subsidiary; (ii) such Borrower or Subsidiary has not received any notice from any Regulatory Authority, specifically including the FDA, that (A) such Regulatory Authority is conducting an investigation or review of any such Required Permit or (B)  that any such Required Permit has been revoked or withdrawn; and (iii) no Regulatory Authority nor has issued any order or recommendation stating that the marketing or sale of such Product should cease, or that such Product be withdrawn from the marketplace, in each case which matter could reasonably be expected to result in a Material Adverse Change.

(d) Without limiting the generality of Section 5.6 above, (i) there have been no adverse clinical test results, of which Borrowers has been made, or reasonably should be, aware, which have or could reasonably be expected to cause a Material Adverse Change, and (ii) there have been no Product recalls or voluntary Product withdrawals from any market.

6. AFFIRMATIVE COVENANTS

Borrower covenants and agrees to do all of the following:

6.1 Organization and Existence; Government Compliance.

(a) Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to result in a Material Adverse Change.  Borrower shall comply, and have each Subsidiary comply, with all Laws, ordinances and regulations to which it is subject, the noncompliance with which could reasonably be expected to result in a Material Adverse Change.

(b) Obtain and keep in full force and effect, all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Agent for the ratable benefit of the Lenders, in all of the Collateral.  Borrower shall promptly provide copies of any such obtained Governmental Approvals to Agent.

(c) In connection with the testing in humans, manufacture, marketing or sale of each Product by any Borrower or any of its Subsidiaries, such Borrower or Subsidiary shall comply with all Required Permits, the noncompliance with which could reasonably be expected to result in a Material Adverse Change, specifically including all Required Permits issued by the FDA, with respect to the testing in humans, manufacture, marketing or sale of such Product by such Borrower or Subsidiary, as such activities are at any such time being conducted by such Borrower or Subsidiary.

6.2 Financial Statements, Reports, Certificates.

(a) Deliver to Agent: (i) as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated balance sheet and income statement of Parent, covering both Borrower’s consolidated operations for such month certified by a Responsible Officer and in a form acceptable to Agent; (ii) as soon as available, but no later than one hundred twenty (120) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from Deloitte & Touche LLC or such other independent certified public accounting firm acceptable to Agent in its reasonable discretion; (iii) as soon as available after approval thereof by Borrower’s Board of Directors, but no later than thirty (30) days after the last day of Borrower’s fiscal year, Borrower’s financial projections for current fiscal year as approved by Borrower’s Board of Directors; (iv) unless on file with the Securities and Exchange Commission within five (5) days of delivery, copies of all statements, reports and notices made available to all of Borrower’s security holders or to any holders of Subordinated Debt; provided that, in the case of information that is filed with the Securities and Exchange Commission, Borrower shall provide Agent with written notice of such filing within five (5) days of such filing, together with a link thereto on Borrower’s or another website on the Internet; (v) a prompt report of any legal actions pending or threatened against Borrower or any of its Subsidiaries that could reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries of One Hundred Thousand Dollars ($100,000) or more or could result in a Material Adverse Change; and (vi) budgets, sales projections, operating plans and other financial information reasonably requested by Agent.

(b) Within thirty (30) days after the last day of each month, deliver to Agent with the monthly financial statements described above, a duly completed Compliance Certificate signed by a Responsible Officer.

(c) Keep proper books of record and account in accordance with GAAP in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities.  Borrower shall allow, at the sole cost of Borrower, Agent and Lenders to visit and inspect any of its properties, to examine and make abstracts or copies from any of Borrower’s Books, to conduct a collateral audit and analysis of its operations and the Collateral to verify the amount and age of the accounts, the identity and credit of the respective account debtors, to review the billing practices of Borrower and to discuss its respective affairs, finances and accounts with their respective officers, employees and independent public accountants as often as may reasonably be desired.  Notwithstanding the foregoing, such audits shall be conducted at Borrower’s expense no more often than once every calendar year unless a Default or Event of Default has occurred and is continuing, in which case Borrower shall be responsible for reimbursing the cost of such audits irrespective of the number that occur during a calendar year.

(d) Together with each Compliance Certificate delivered pursuant to Section 6.2(b), deliver to Agent an updated Schedule 5.2(d) describing any new Registered Intellectual Property that has been acquired and/or developed, indicates whether Borrower seeks to identify such new Registered Intellectual Property as Non-Material Intellectual Property and describes any other material change in Borrower’s Material Intellectual Property from that listed on Schedule 5.2(d), in each case since the date of the last Compliance Certificate.

(e) If, after the Closing Date, any Borrower or Subsidiary determines to test in humans or manufacture, sell, or market any new Product, such Borrower or Subsidiary (i) shall give prompt written notice to Agent of such determination (which notice shall include a brief description of such Product, plus a list of all Required Permits from Regulatory Authorities issued or outstanding as of the date of such notice), along with a copy of an updated Schedule 5.11 and (ii) shall provide Agent with a copy of all such Required Permits issued to such Borrower or Subsidiary if requested by Agent; provided, however, that if any Borrower shall at any time obtain any new or additional Required Permits from any Regulatory Authority, with respect to any Product which has previously been disclosed to Agent, such Borrower or Subsidiary shall promptly give written notice to Agent of such new or additional Required Permit and shall provide Agent with a copy thereof upon request.

(f)           Within ninety (90) days after the end of each fiscal year of Borrower, and at such other times as Agent may reasonably request to the extent related to SBA regulations, Borrower shall provide to Agent such forms and financial and other information with respect to any business or financial condition of Borrower or any of its Subsidiaries required by the SBA, including, but not limited to (i) forms and information with respect to Agent’s or any Lender’s reporting requirements under SBA Form 468, (ii) information regarding the full-time equivalent jobs created or retained in connection with any Lender’s investment in Borrower, the impact of the financing on Borrower’s business in terms of revenues and profits and on taxes paid by Borrower and its employees, and (iii) a list of holders of the Loans.

(g)           Upon request of Agent, the Borrower shall use commercially reasonable efforts to promptly (and in any event within twenty (20) days of such request) furnish to Agent all information reasonably requested, to the extent reasonably available to the Borrower in order for Agent or any Lender to comply with the requirements of 13 C.F.R. Section 107.620 or to prepare or file SBA Form 468 and any other information requested or required by the SBA.

6.3 Inventory; Returns.  Use commercially reasonably efforts to keep all Inventory in good and marketable condition, free from material defects.  Borrower must promptly notify Agent of all returns, recoveries, disputes and claims that involve more than Five Hundred Thousand Dollars ($500,000)].

6.4 Taxes; Pensions.  Timely file and require each of its Subsidiaries to timely file, all required income tax returns and all other material tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay all foreign, federal, state, and local income taxes and all other material taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.8 hereof, and shall deliver to Agent, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.5 Insurance.  Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Agent may reasonably request.  Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to Agent.  Except as may be otherwise agreed by Agent, all property policies shall have a lender’s loss payable endorsement showing Agent as lender loss payee and waive subrogation against Agent, and all liability policies shall show, or have endorsements showing, Agent, as an additional insured.  Except as may be otherwise agreed by Agent, all policies (or the loss payable and additional insured endorsements) shall provide that the insurer shall endeavor to give Agent at least thirty (30) days notice before canceling its policy.  At Agent’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments.  Proceeds payable under any policy shall, at Agent’s option, be payable to Agent on behalf of the Lenders on account of the Obligations.  If Borrower fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Agent, Agent may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Agent deems prudent.

6.6 Operating Accounts.

(a) Reserved.

(b) Provide Agent five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution.  In addition, for each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Agent’s Lien in such Collateral Account in accordance with the terms hereunder, which Control Agreement may not be terminated without prior written consent of Agent.  The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Agent by Borrower as such.  The information provided to Agent pursuant to this Section 6.6 shall be deemed an update to Schedule 5.2(a).

6.7 Protection of Intellectual Property Rights.  Borrower shall own, or be licensed to use or otherwise have the right to use, all Material Intellectual Property.  All Intellectual Property of Borrower is and shall be fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filings or issuances, except where the failure to do so would not reasonably be expected to result in a Material Adverse Change.  Borrower shall not become a party to, nor become bound by, any material license or other agreement with respect to which Borrower is the licensee that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or other property.  Borrower shall at all times conduct its business without knowingly infringing on any Intellectual Property rights of others.  Borrower shall do the following, to the extent it determines, in the exercise of its reasonable business judgment, that it is prudent to do so: (a) protect, defend and maintain the validity and enforceability of its Intellectual Property; (b) promptly advise Agent in writing of material infringements of its Intellectual Property; and (c) not allow any Material Intellectual Property to be abandoned, forfeited or dedicated to the public without Agent’s prior written consent.

6.8 Litigation Cooperation.  From the date hereof and continuing through the termination of this Agreement, make available to Agent, without expense to Agent, Borrower and its officers, employees and agents and Borrower’s Books, to the extent that Agent may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Agent with respect to any Collateral or relating to Borrower.

6.9 Notices of Litigation and Default.  Borrower will give prompt written notice to Agent of any litigation or governmental proceedings pending or threatened (in writing) against Borrower which would reasonably be expected to result in a Material Adverse Change.  Without limiting or contradicting any other more specific provision of this Agreement, promptly (and in any event within three (3) Business Days) upon Borrower becoming aware of the existence of any Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, Borrower shall give written notice to Agent of such occurrence, which such notice shall include a reasonably detailed description of such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default.

6.10 Creation/Acquisition of Subsidiaries.  In the event Borrower or any Subsidiary creates or, to the extent permitted hereunder, acquires any Subsidiary, Borrower and such Subsidiary shall promptly (and in any event within five (5) Business Days of such creation or acquisition) notify Agent of the creation or acquisition of such new Subsidiary and take all such action as may be reasonably required by Agent to cause each such Subsidiary to become a co-Borrower hereunder or to guarantee the Obligations of Borrower under the Loan Documents and, in each case,  grant a continuing pledge and security interest in and to the assets of such Subsidiary (substantially as described on Exhibit A hereto); and Borrower shall grant and pledge to Agent, for the ratable benefit of the Lenders, a perfected security interest in the stock, units or other evidence of ownership of each Subsidiary (the foregoing collectively, the “Joinder Requirements”); provided, that Borrower shall not be permitted to make any Investment in excess of $100,000 in such Subsidiary until such time as Borrower has satisfied the Joinder Requirements; and provided further, that Borrower shall not be required to comply with the Joinder Requirements with respect to any Foreign Subsidiary whose guarantee or grant of a Lien would result in material adverse tax consequences to Borrower under Section 956 of the “Internal Revenue Code of 1986, as amended, as determined by Agent.

6.11 Further Assurances.

(a) Promptly (but in any event within five (5) Business Days after request) execute any further instruments and take further action as Agent reasonably requests to perfect or continue Agent’s Lien in the Collateral or to effect the purposes of this Agreement.

(b) Deliver to Agent, within five (5) days after the same are sent or received, copies of all material correspondence, reports, documents and other filings with any Governmental Authority that could reasonably be expected to have a material effect on any of the Governmental Approvals material to Borrower’s business or otherwise on the operations of Borrower or any of its Subsidiaries.

6.12 Post-Closing Obligations.  Borrowers shall complete each of the post closing obligations and/or deliver to Agent each of the documents, instruments, agreements and information listed on Schedule 6.12 attached hereto, on or before the date set forth for each such item thereon, each of which shall be completed or provided in form and substance satisfactory to Agent and Lenders.

7. NEGATIVE COVENANTS

Borrower shall not do any of the following without the prior written consent of Agent and Required Lenders:

7.1 Dispositions.  Convey, sell, lease, transfer, assign, grant a security in or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for (i) Transfers of Inventory in the Ordinary Course of Business; (ii) Permitted IP Licenses; (iii) dispositions of worn-out or obsolete Equipment at a fair market value in the Ordinary Course of Business; (iv) other Transfers of assets (other than Intellectual Property) having a fair market value of not more than $500,000 in the aggregate in any fiscal year; (v) Transfers to any Borrower, (vi) Transfers of, and transactions constituting, Permitted Investments, or (vii) Permitted Liens.  Without limiting the foregoing, Borrower agrees that it shall not grant a security interest in, nor shall it or otherwise encumber (except for encumbrances expressly permitted by clause (ii) above and clause (j) of the definition of Permitted Liens), any of its Intellectual Property without Agent’s and Required Lenders’ prior written consent.

7.2 Changes in Business, Management, Ownership or Business Locations.  (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; (c) enter into any transaction or series of related transactions which would result in a Change in Control; (f) change its organizational structure or type; (g) without providing Agent at least five (5) Business Days prior written notice thereof, (i) change its legal name or (ii) change any organizational number (if any) assigned by its jurisdiction of organization.

7.3 Mergers or Acquisitions.  Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person; provided, however, that a Subsidiary of Borrower may merge or consolidate into another Subsidiary that is a Loan Party or into Borrower, so long as (a) Borrower has provided Agent with prior written notice of such transaction, (b) Borrower or such Loan Party shall be the surviving legal entity, (c) Borrower’s tangible net worth is not thereby reduced, and (d) as long as no Event of Default exists or arises as a result therefrom.

7.4 Indebtedness.  Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance.  (a) Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, (b) permit any Collateral not to be subject to the first priority security interest granted herein, or (c) enter into any agreement, document, instrument or other arrangement (except with or in favor of Agent) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.

7.6 Maintenance of Collateral Accounts.  Maintain any Collateral Account, except pursuant to the terms of Section 6.6(b) hereof.

7.7 Distributions; Investments.  (a) Pay any dividends (other than dividends payable solely in common stock) or make any distribution or payment on or redeem, retire or purchase any capital stock (other than repurchases pursuant to the terms of employee stock purchase plans, employee restricted stock agreements or similar plans), or (b) directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.8 Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the Ordinary Course of Business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9 Subordinated Debt.  (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to the Lenders.

7.10 Compliance.  Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other Law or regulation, if the violation could reasonably be expected to result in a Material Adverse Change, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any unpaid material liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

7.11 Compliance with Anti-Terrorism Laws.  Agent hereby notifies Borrower that pursuant to the requirements of Anti-Terrorism Laws, and Agent’s policies and practices, Agent is required to obtain, verify and record certain information and documentation that identifies Borrower and its principals, which information includes the name and address of Borrower and its principals and such other information that will allow Agent to identify such party in accordance with Anti-Terrorism Laws.  Borrower will not, nor will Borrower permit any Subsidiary or Affiliate to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists.  Borrower shall immediately notify Agent if Borrower has knowledge that Borrower or any Subsidiary or Affiliate is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering.  Borrower will not, nor will Borrower permit any Subsidiary or Affiliate to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

8. EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default.  Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day grace period shall not apply to payments due on the Maturity Date or the date of acceleration pursuant to Section 9.1 (a) hereof).  During the cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2 Covenant Default.

(a) Borrower fails or neglects to perform any obligation in Sections 6.1(c), 6.2, 6.4, 6.5, 6.6, 6.7, 6.10, 6.11, or 6.12 or violates any covenant in Section 7; or

(b) Borrower or any of its Subsidiaries fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in Section 8.2(a) above) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) Business Days after the earlier of written notice from Agent or knowledge thereof by a Responsible Officer of Borrower; provided, however, that if the default cannot by its nature be cured within the ten (10) Business Day period or cannot after diligent attempts by Borrower be cured within such ten (10) Business Day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period).  Grace periods provided under this Section shall not apply, among other things, to financial covenants or any other covenants set forth in subsection (a) above;

8.3 Material Adverse Change.  A Material Adverse Change occurs;

8.4 Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under control of Borrower (including a Subsidiary) on deposit with the Lenders or any Lender Affiliate, or (ii) a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed

(whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; and

(b) (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting any material part of its business;

8.5 Insolvency.  (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6 Other Agreements.  There is a default in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Hundred Thousand Dollars ($100,000) or that could reasonably be expected to result in a Material Adverse Change;

8.7 Judgments.  One or more judgments, orders, or decrees  for the payment of money in an amount, individually or in the aggregate, of at least One Hundred Thousand Dollars ($100,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and shall remain unsatisfied, unvacated, or unstayed for a period of ten (10) days after the entry thereof, provided, however, that no Credit Extensions will be made prior to the satisfaction, vacation, or stay of such judgment, order or decree;

8.8 Misrepresentations.  Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Agent and/or the Lenders to induce Agent and/or the Lenders to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9 Subordinated Debt.  A default or breach occurs under any agreement between Borrower and any creditor of Borrower that signed a subordination, intercreditor, or other similar agreement with Agent or the Lenders, or any creditor that has signed such an agreement with Agent or the Lenders breaches any terms of such agreement;

8.10 Governmental Approvals.  Any Governmental Approval (other than a Governmental Approval issued by any Regulatory Authority, which is the subject of Section 8.14) shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the Ordinary Course of Business for a full term, or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and in each case described in (a) and (b),  such decision or such revocation, rescission, suspension, modification or non-renewal has, or could reasonably be expected to have, a Material Adverse Change;

8.11 Criminal Proceeding.  The institution by any Governmental Authority of criminal proceedings against Borrower;

8.12 Lien Priority.  Except as permitted by Agent, any Lien created hereunder or by any other Loan Document shall at any time fail to constitute a valid and perfected Lien on all of the Collateral purported to be secured thereby, subject to no prior or equal Lien;

8.13 Change in Control.  A Change in Control shall have occurred; or

8.14 Withdrawals, Recalls, Adverse Test Results and Other Matters.  Borrower ceases clinical development for both PMX-60056 and PMX-30063 as a result of either (i) an internal decision to cease all further clinical testing in humans for all indications or (ii) the institution of any action or proceeding by any Regulatory Authority to cause Borrower to cease all further clinical testing in humans for all indications.  In and of itself, (i) the failure of any nonclinical or clinical trial to demonstrate the desired safety or efficacy or (b) the denial, delay or limitation of approval of, or taking of any other regulatory action by, any Regulatory Authority shall not constitute an Event of Default under this Section 8.14.

9. RIGHTS AND REMEDIES

9.1 Rights and Remedies.

(a) Upon the occurrence and during the continuance of an Event of Default,  Agent may, and at the written direction of any Lender shall, without notice or demand, do any or all of the following: (i) deliver notice of the Event of Default to Borrower, (ii) by notice to Borrower declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations shall be immediately due and payable without any action by Agent or the Lenders), or (iii) by notice to Borrower suspend or terminate the obligations, if  any, of the Lenders to advance money or extend credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Agent and/or the Lenders (but if an Event of Default described in Section 8.5 occurs all obligations, if any, of the Lenders to  advance money or extend credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Agent and/or the Lenders shall be immediately terminated without any action by Agent or the Lenders).

(b) Without limiting the rights of Agent and Lenders set forth in Section 9.1(a) above, upon the occurrence and during the continuance of an Event of Default, Agent shall have the right, at the written direction of the Required Lenders, without notice or demand, to do any or all of the following:

(i) foreclose upon and/or sell or otherwise liquidate, the Collateral;

(ii) apply to the Obligations any (a) balances and deposits of Borrower that Agent or any Lender holds or controls, or (b) any amount held or controlled by Agent or any Lender owing to or for the credit or the account of Borrower; and/or

(iii) commence and prosecute an Insolvency Proceeding or consent to Borrower commencing any Insolvency Proceeding.

(c) Without limiting the rights of Agent and Lenders set forth in Sections 9.1(a) and (b) above, upon the occurrence and during the continuance of an Event of Default Agent shall have the right, without notice or demand, to do any or all of the following:

(i) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Agent considers advisable, notify any Person owing Borrower money of Agent’s security interest in such funds, and verify the amount of such Account;

(ii) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral.  Borrower shall assemble the Collateral if Agent requests and make it available as Agent designates.  Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred.  Borrower grants Agent a license to enter and occupy any of its premises, without charge, to exercise any of Agent’s rights or remedies;

(iii) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, and/or advertise for sale, the Collateral.  Agent is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Agent’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements inure to Agent for the  benefit of the Lenders;

(iv) place a “hold” on any account maintained with Agent or the Lenders and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(v) demand and receive possession of Borrower’s Books; and

(vi) subject to clauses 9.1(a) and (b), exercise all rights and remedies available to Agent under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

Notwithstanding any provision of this Section 9.1 to the contrary, upon the occurrence of any Event of Default, Agent shall have the right to exercise any and all remedies referenced in this Section 9.1 without the written consent of Required Lenders following the occurrence of an Exigent Circumstance.  As used in the immediately preceding sentence, “Exigent Circumstance” means any event or circumstance that, in the reasonable judgment of Agent, imminently threatens the ability of Agent to realize upon all or any material portion of the Collateral, such as, without limitation, fraudulent removal, concealment, or abscondment thereof, destruction or material waste thereof, or failure of Borrower after reasonable demand to maintain or reinstate adequate casualty insurance coverage, or which, in the judgment of Agent, could result in a material diminution in value of the Collateral.

9.2 Power of Attorney.  Borrower hereby irrevocably appoints Agent as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to:  (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Agent determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Agent or a third party as the Code permits.  Borrower hereby appoints Agent as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Agent’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Agent and the Lenders are under no further obligation to make Credit Extensions hereunder.  Agent’s foregoing appointment as Borrower’s attorney in fact, and all of Agent’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Agent’s and the Lenders’ obligation to provide Credit Extensions terminates.

9.3 Protective Payments.  If Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Agent may obtain such insurance or make such payment, and all amounts so paid by Agent are Lenders’ Expenses and immediately due and payable, bearing interest at the then highest applicable rate, and secured by the Collateral.  Agent will make reasonable efforts to provide Borrower with notice of Agent obtaining such insurance at the time it is obtained or within a reasonable time thereafter.  No such payments by Agent are deemed an agreement to make similar payments in the future or Agent’s waiver of any Event of Default.

9.4 Application of Payments and Proceeds.  Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, (a) Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of Borrower of all or any part of the Obligations, and, as between Borrower on the one hand and Agent and Lenders on the other, Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Agent may deem advisable notwithstanding any previous application by Agent, and (b) the proceeds of any sale of, or other realization upon all or any part of the Collateral shall be applied: first, to the Lenders Expenses; second, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the United States Bankruptcy Code, would have accrued on such amounts); third, to the principal amount of the Obligations outstanding; and fourth, to any other indebtedness or obligations of Borrower owing to Agent or any Lender under the Loan Documents.  Any balance remaining shall be delivered to Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.  In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (y) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category.  Any reference in this Agreement to an allocation between or sharing by the Lenders of any right, interest or obligation “ratably,” “proportionally” or in similar terms shall refer to Pro Rata Share unless expressly provided otherwise.  Agent, or if applicable, each Lender, shall promptly remit to the other Lenders such sums as may be necessary to ensure the ratable repayment of each Lender’s portion of any Term Loan and the ratable distribution of interest, fees and reimbursements paid or made by Borrower.  Notwithstanding the foregoing, a Lender receiving a scheduled payment shall not be responsible for determining whether the other Lenders also received their scheduled payment on such date; provided, however, if it is later determined that a Lender received more than its ratable share of scheduled payments made on any date or dates, then such Lender shall remit to the Agent or other Lenders such sums as may be necessary to ensure the ratable payment of such scheduled payments, as instructed by Agent.  If any payment or distribution of any kind or character, whether in cash, properties or securities, shall be received by a Lender in excess of its ratable share, then the portion of such payment or distribution in excess of such Lender’s ratable share shall be received by such Lender in trust for and shall be promptly paid over to the other Lender for application to the payments of amounts due on the other Lender’s claims.  To the extent any payment for the account of Borrower is required to be returned as a voidable transfer or otherwise, the Lenders shall contribute to one another as is necessary to ensure that such return of payment is on a pro rata basis.  If any Lender shall obtain possession of any Collateral, it shall hold such Collateral for itself and as agent and bailee for the Agent and other Lenders for purposes of perfecting Agent’s security interest therein.  Notwithstanding anything to the contrary herein, any warrants issued to the Lenders by Borrower, the stock issuable thereunder, any equity securities purchased by Lenders, any amounts paid thereunder, any dividends, and any other rights in connection therewith shall not be subject to the terms and conditions of this Agreement.  Nothing herein shall affect any Lender’s rights under any such warrants, stock, or other equity securities to administer, manage, transfer, assign, or exercise such warrants, stock, or other equity securities for its own account.

9.5 Liability for Collateral.  So long as Agent and the Lenders comply with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Agent and the Lenders, Agent and the Lenders shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person.  Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6 No Waiver; Remedies Cumulative.  Agent’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Agent thereafter to demand strict performance and compliance herewith or therewith.  No waiver hereunder shall be effective unless signed by Agent and then is only effective for the specific instance and purpose for which it is given.  Agent’s rights and remedies under this Agreement and the other Loan Documents are cumulative.  Agent has all rights and remedies provided under the Code, by Law, or in equity.  Agent’s exercise of one right or remedy is not an election, and Agent’s waiver of any Event of

Default is not a continuing waiver.  Agent’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7 Demand Waiver.  Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Agent on which Borrower is liable.

9.8 Borrower Liability.  Either Borrower may, acting singly, request Term Loans hereunder.  Each Borrower hereby appoints the other as agent for the other for all purposes hereunder, including with respect to requesting Term Loans hereunder.  Each Borrower hereunder shall be jointly and severally obligated to repay all Term Loans made hereunder and all other Obligations, regardless of which Borrower actually receives said Term Loans, as if each Borrower hereunder directly received all Term Loans.  Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law, and (b) any right to require the Lenders or Agent to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy.  The Lenders or Agent may exercise or not exercise any right or remedy they have against any Borrower or any security (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability.  Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of the Lenders and Agent under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise.  Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void.  If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for the Lenders and Agent and such payment shall be promptly delivered to Agent for application to the Obligations, whether matured or unmatured.

10. NOTICES

All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”) by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail (if an email address is specified herein) or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below.  Any of Agent, Lender or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:

c/o PolyMedix Pharmaceuticals, Inc.

170 N. Radnor Chester Road, Suite 300

Radnor, Pennsylvania 19807

Attention: Edward Smith, Chief Financial Officer

Fax: (484) 598-2333

E-Mail: esmith@polymedix.com

If to Agent or Lenders:

MidCap Financial SBIC, LP

7255 Woodmont Avenue, Suite 200

Bethesda, Maryland  20814

Attention:  Portfolio Management- Life Sciences

Fax:  (301) 941-1450

E-Mail:  lviera@midcapfinancial.com

with a copy to:

Midcap Financial, LLC

7255 Woodmont Avenue, Suite 200

Bethesda, Maryland  20814

Attention:  General Counsel

Fax:  (301) 941-1450

E-Mail: rgoodridge@midcapfinancial.com

11. CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

THIS AGREEMENT, EACH SECURED PROMISSORY NOTE AND EACH OTHER LOAN DOCUMENT, AND ALL MATTERS RELATING HERETO OR THERETO OR ARISING THEREFROM (WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE), SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.  NOTWITHSTANDING THE FOREGOING, AGENT AND LENDERS SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH AGENT AND LENDERS (IN ACCORDANCE WITH THE PROVISIONS OF SECTION 9.1) DEEM NECESSARY OR APPROPRIATE TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE AGENT’S AND LENDERS’ RIGHTS AGAINST BORROWER OR ITS PROPERTY.  BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE, OR FORUM NON

CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.  BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINTS, AND OTHER PROCESS ISSUED IN SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS, AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWER AT THE ADDRESS SET FORTH IN SECTION 10 OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER TO OCCUR OF BORROWER’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER, AGENT AND LENDERS EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS.  THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

Borrower, Agent and each Lender agree that each Term Loan (including those made on the Closing Date) shall be deemed to be made in, and the transactions contemplated hereunder and in any other Loan Document shall be deemed to have been performed in, the State of Maryland.

12. GENERAL PROVISIONS

12.1 Successors and Assigns.  This Agreement binds and is for the benefit of the successors and permitted assigns of each party.  Borrower may not assign this Agreement or any rights or obligations under it without Agent’s prior written consent (which may be granted or withheld in Agent’s discretion).Any Lender may at any time assign to one or more Eligible Assignees all or any portion of such Lender’s Loan, together with all related obligations of such Lender hereunder.  Borrower and Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned until Agent shall have received and accepted an effective assignment agreement in form and substance acceptable to Agent, executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such Eligible Assignee as Agent reasonably shall require.  Notwithstanding anything set forth in this Agreement to the contrary, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

12.2 Indemnification.

(a) Borrower agrees to indemnify, defend and hold Agent and the Lenders and their respective directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Agent or the Lenders  (each, an “Indemnified Person”) harmless against: (i) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (ii) all losses or Lenders’ Expenses incurred, or paid by Indemnified Person from, following, or arising from transactions between Agent, and/or the Lenders and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s  gross negligence or willful misconduct (collectively, the “Indemnified Liabilities”).

(b) Borrower hereby further indemnifies, defends and holds each Indemnified Person harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnitee) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnified Person shall be designated a party thereto and including any such proceeding initiated by or on behalf of Borrower, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Agent or Lenders) asserting any right to payment for the transactions contemplated hereby which may be imposed on, incurred by or asserted against such Indemnified Person as a result of or in connection with the transactions contemplated hereby and the use or intended use of the proceeds of the loan proceeds.

(c) To the extent that the undertaking set forth in this Section 12.2 may be unenforceable, Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all such indemnified liabilities incurred by the Indemnitees or any of them.

12.3 Time of Essence.  Time is of the essence for the performance of all Obligations in this Agreement.

12.4 Severability of Provisions.  Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5 Correction of Loan Documents.  Agent and the Lenders may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.

12.6 Integration.  This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.7 Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.8 Survival.  All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied.  The obligation of Borrower in Section 12.2 to indemnify each Lender and Agent shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.9 Confidentiality.  In handling any confidential information of Borrower, the Lenders and Agent shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to the Lenders’ and Agent’s Subsidiaries or Affiliates; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, the Lenders and Agent shall use commercially reasonable efforts to obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by Law, regulation, subpoena, or other order; (d) to regulators or as otherwise required in connection with an examination or audit; (e) as Agent considers appropriate in exercising remedies under the Loan Documents; and (f) to third party service providers of the Lenders and/or Agent so long as such service providers have executed a confidentiality agreement with the Lenders and Agent with terms no less restrictive than those contained herein.  Confidential information does not include information that either: (i) is in the public domain or in the Lenders’ and/or Agent’s possession when disclosed to the Lenders and/or Agent, or becomes part of the public domain after disclosure to the Lenders and/or Agent; or (ii) is disclosed to the Lenders and/or Agent by a third party, if the Lenders and/or Agent does not know that the third party is prohibited from disclosing the information.  Agent and/or Lenders may use confidential information for any purpose, including, without limitation, for the development of client databases, reporting purposes, and market analysis, so long as Agent and/or Lenders, as applicable, do not disclose Borrower’s identity or the identity of any Person associated with Borrower unless otherwise expressly permitted by this Agreement.  The provisions of the immediately preceding sentence shall survive the termination of this Agreement.  The agreements provided under this Section 12.9 supersede all prior agreements, understanding, representations, warranties, and negotiations between the parties about the subject matter of this Section 12.9.

12.10 Right of Set Off.  Borrower hereby grants to Agent and to each Lender, a lien, security interest and right of set off as security for all Obligations to Agent and each Lender hereunder, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Agent or the Lenders or any entity under the control of Agent or the Lenders (including a Agent affiliate) or in transit to any of them.  At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Agent or the Lenders may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations.  ANY AND ALL RIGHTS TO REQUIRE AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE

OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.11 [Reserved].

12.12 Amendments.

(a) No amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, or any consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower, Agent and the Required Lenders, provided, however, that

(i) no such amendment, waiver or other modification that would have the effect of increasing or reducing a Lender’s Term Loan Commitment or Commitment Percentage shall be effective as to such Lender without such Lender’s written consent;

(ii) no such amendment, waiver or modification that would affect the rights and duties of Agent shall be effective without Agent’s written consent or signature;

(iii) no such amendment, waiver or other modification shall, unless signed by all the Lenders directly affected thereby, (A) reduce the principal of, rate of interest on or any fees with respect to any Term Loan or forgive any principal, interest (other than default interest) or fees (other than late charges) with respect to any Term Loan (B) postpone the date fixed for, or waive, any payment of principal of any Term Loan or of interest on any Term Loan (other than default interest) or any fees provided for hereunder (other than late charges or for any termination of any commitment); (C) change the definition of the term “Required Lenders” or the percentage of Lenders which shall be required for Lenders to take any action hereunder; (D) release all or substantially all or any material portion of the Collateral, authorize Borrower to sell or otherwise dispose of all or substantially all or any material portion of the Collateral or release any Guarantor of all or any portion of the Obligations or its guaranty obligations with respect thereto, except, in each case with respect to this clause (D), as otherwise may be expressly permitted under this Agreement or the other Loan Documents (including in connection with any disposition permitted hereunder); (E) amend, waive or otherwise modify this Section 12.12 or the definitions of the terms used in this Section 12.12 insofar as the definitions affect the substance of this Section 12.12; (F) consent to the assignment, delegation or other transfer by any Borrower or any Guarantor of any of its rights and obligations under any Loan Document or release Borrower or any Guarantor of its payment obligations under any Loan  Document, except, in each case with respect to this clause (F), pursuant to a merger or consolidation permitted pursuant to this Agreement; (G) amend any of the provisions of Section 9.4 or amend any of the definitions Pro Rata Share, Term Loan Commitment, Commitment Percentage or that provide for the Lenders to receive their Pro Rata Shares of any fees, payments, setoffs or proceeds of Collateral hereunder; (H) subordinate the Liens granted in favor of Agent securing the Obligations; or (I) amend any of the provisions of Section 12.10.  It is hereby understood and agreed that all Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E), (F), (G) and (H) of the preceding sentence;

(iv) the provisions of the foregoing clauses (i), (ii) and (iii) are subject to the provisions of any interlender or agency agreement among the Agent and Lenders pursuant to which any Lender may agree to give its consent in connection with any amendment, waiver or modification of the Loan Documents only in the event of the unanimous agreement of all Lenders.

(b) Other than as expressly provided for in Section 12.12(a)(i) through (iii) above, Agent may, if requested by the Required Lenders, from time to time designate covenants in this Agreement less restrictive by notification to a representative of the Borrower.

12.13 Publicity.  Borrower will not directly or indirectly publish, disclose or otherwise use in any public disclosure, advertising material, promotional material, press release or interview, any reference to the name, logo or any trademark of Agent or any Lender or any of their Affiliates or any reference to this Agreement or the financing evidenced hereby, in any case except (i) such filings and disclosures as Borrower shall determine to be necessary or appropriate under federal securities law, (ii) as required by applicable Law, subpoena or judicial or similar order, in which case Borrower shall endeavor to give Agent prior written notice of such disclosure or (ii) without first providing Agent and such Lender(s) with an opportunity to review and confer with Borrower regarding, and approve, the contents of any such advertisement or information, as applicable, prior to its initial submission for publication, but subsequent publications of the same advertisement or information shall not require Agent’s or such Lender(s)’ approval.  Each Lender and Borrower hereby authorizes each Lender to publish the name of such Lender and Borrower, the existence of the financing arrangements referenced under this Agreement, the primary purpose and/or structure of those arrangements, the amount of credit extended under each facility, the title and role of each party to this Agreement, and the total amount of the financing evidenced hereby in any “tombstone”, comparable advertisement or press release which such Lender elects to submit for publication.  In addition, each Lender and Borrower agrees that each Lender may provide lending industry trade organizations with information necessary and customary for inclusion in league table measurements after the Closing Date.  With respect to any of the foregoing, such authorization shall be subject to such Lender providing Borrower and the other Lenders with an opportunity to review and confer with such Lender regarding, and approve, the contents of any such tombstone, advertisement or information, as applicable, prior to its initial submission for publication, but subsequent publications of the same tombstone, advertisement or information shall not require Borrower’s approval.

12.14 No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

13. AGENT

13.1 Appointment and Authorization of Agent.  Each Lender hereby irrevocably appoints, designates and authorizes Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

13.2 Delegation of Duties.  Agent may execute any of its duties under this Agreement or any other Loan Document by or through its, or its Affiliates’, agents, employees or attorneys-in-fact and shall be entitled to obtain and rely upon the advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

13.3 Liability of Agent.  Except as otherwise provided herein, no Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by Borrower or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of Borrower or any Affiliate thereof.

13.4 Reliance by Agent.  Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower), independent accountants and other experts selected by Agent.  Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of all Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of all Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

13.5 Notice of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Default and/or Event of Default, unless Agent shall have received written notice from a Lender or Borrower, describing such default or Event of Default.  Agent will notify the Lenders of its receipt of any such notice.  Agent shall take such action with respect to an Event of Default as may be directed in writing by the Required Lenders in accordance with Section 9(a); provided, however, that while an Event of Default has occurred and is continuing, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as Agent shall deem advisable or in the best interest of the Lenders, including without limitation,  satisfaction of other security interests, liens or encumbrances on the Collateral not permitted under the Loan Documents, payment of taxes on behalf of Borrower, payments to landlords, warehouseman, bailees and other Persons in possession of the Collateral and other actions to protect and safeguard the Collateral, and actions with respect to insurance claims for casualty events affecting Borrower and/or the Collateral.

13.6 Credit Decision; Disclosure of Information by Agent.  Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession.  Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and its respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder.  Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by Agent herein, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower or any of its Affiliates which may come into the possession of any Agent-Related Person.

13.7 Indemnification of Agent.  Whether or not the transactions contemplated hereby are consummated, each  Lender shall, severally and pro rata based on its respective Pro Rata Share, indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities (which shall not include legal expenses of Agent incurred in connection with the closing of the transactions contemplated by this Agreement) incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 13.7.  Without limitation of the foregoing, each Lender shall, severally and pro rata based on its respective Pro Rata Share, reimburse Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Lenders’ Expenses incurred after the closing of the transactions contemplated by this Agreement) incurred by Agent (in its capacity as Agent, and not as a Lender) in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower.  The undertaking in this Section 13.7 shall survive the payment in full of the Obligations, the termination of this Agreement and the resignation of Agent.

13.8 Agent in its Individual Capacity.  With respect to its Credit Extensions, MidCap shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not Agent, and the terms “Lender” and “Lenders” include MidCap in its individual capacity.

13.9 Successor Agent.

(a) Agent may at any time assign its rights, powers, privileges and duties hereunder to (i) another Lender, or (ii) any Person to whom Agent, in its capacity as a Lender, has assigned (or will assign, in conjunction with such assignment of agency rights hereunder) 50% or more of its Loan, in each case without the consent of the Lenders or Borrowers.  Following any such assignment, Agent shall give notice to the Lenders and Borrowers.  An assignment by Agent pursuant to this subsection (a) shall not be deemed a resignation by Agent for purposes of subsection (b) below.

(b) Without limiting the rights of Agent to designate an assignee pursuant to subsection (a) above, Agent may at any time give notice of its resignation to the Lenders and Borrowers.  Upon receipt of any such notice of resignation, Required Lenders shall have the right to appoint a successor Agent.  If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within ten (10) Business Days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent; provided, however, that if Agent shall notify Borrowers and the Lenders that no Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice from Agent that no Person has accepted such appointment and, from and following delivery of such notice, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, and (ii) all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender directly, until such time as Required Lenders appoint a successor Agent as provided for above in this subsection (b).

(c) Upon (i) an assignment permitted by subsection (a) above, or (ii) the acceptance of a successor’s appointment as Agent pursuant to subsection (b) above, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents (if not already discharged therefrom as provided above in this subsection (c)).  The fees payable by Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor.  After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 13 shall continue in effect for the benefit of such retiring Agent and its sub-agents in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting or was continuing to act as Agent.

13.10 Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Borrower, Agent (irrespective of whether the principal of any Loan, shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Credit Extensions and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and Agent and their respective agents and counsel and all other amounts due the Lenders and Agent allowed in such judicial proceeding); and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to the Lenders, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent under Section 2.4(d).  To the extent that Agent fails timely to do so, each Lender may file a claim relating to such Lender’s claim.

13.11 Collateral and Guaranty Matters.  The Lenders irrevocably authorize Agent, at its option and in its discretion, to release any Guarantor and any Lien on any Collateral granted to or held by Agent under any Loan Document (a) upon the date that all Obligations due hereunder have been fully and indefeasibly paid in full and no Term Loan Commitments or other obligations of any Lender to provide funds to Borrower under this Agreement remain outstanding, (b) that is transferred or to be transferred as part of or in connection with any

Transfer permitted hereunder or under any other Loan Document, or (c) as approved in accordance with Section 12.11.  Upon request by Agent at any time, all Lenders will confirm in writing Agent’s authority to release its interest in particular types or items of Property, pursuant to this Section 13.11.

13.12 Cooperation of Borrower.  If necessary, Borrower agrees to (a) execute any documents (including new Secured Promissory Notes) reasonably required to effectuate and acknowledge each assignment of a Term Loan Commitment or Loan to an assignee in accordance with Section 12.1, (b) make Borrower’s management available to meet with Agent and prospective participants and assignees of Term Loan Commitments or Credit Extensions and (c) assist Agent or the Lenders in the preparation of information relating to the financial affairs of Borrower as any prospective participant or assignee of a Term Loan Commitment or Term Loan reasonably may request.  Subject to the provisions of Section 12.9 Borrower authorizes each Lender to disclose to any prospective participant or assignee of a Term Loan Commitment, any and all information in such Lender’s possession concerning Borrower and its financial affairs which has been delivered to such Lender by or on behalf of Borrower pursuant to this Agreement, or which has been delivered to such Lender by or on behalf of Borrower in connection with such Lender’s credit evaluation of Borrower prior to entering into this Agreement.

14. DEFINITIONS

As used in this Agreement, the following terms have the following meanings:

“Access Agreement” means a landlord consent, bailee letter or warehouseman’s letter, in form and substance reasonably satisfaction to Agent, in favor of Agent executed by such landlord, bailee or warehouseman, as applicable, for any third party location.

“Account” means any “account”, as defined in the Code, with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” means any “account debtor”, as defined in the Code, with such additions to such term as may hereafter be made.

“Affiliate” means, with respect to any Person, a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agent” means, MidCap, not in its individual capacity, but solely in its capacity as agent on behalf of and for the benefit of the Lenders.

“Agent-Related Person” means the Agent, together with its Affiliates, and the officers, directors, employees, agents, advisors, auditors and attorneys-in-fact of such Persons; provided, however, that no Agent-Related Person shall be an Affiliate of Borrower.

“Agreement” has the meaning given it in the preamble of this Agreement.

“Amortization Date” means February 1, 2013.

“Anti-Terrorism Laws” means any Laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by OFAC.

“Approved Fund” means any (a) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the Ordinary Course of Business, or (b) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (a) and that, with respect to each of the preceding clauses (a) and (b), is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.

“Blocked Person” means: (a) any Person listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Borrower” has the meaning given it in the preamble of this Agreement.

“Borrower’s Books” means all of Borrower’s books and records, including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Resolutions” means, with respect to any Person, those resolutions adopted by such Person’s Board of Directors and delivered by such Person to Agent approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that attached as an Exhibit to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Agent and the Lenders may conclusively rely on such certificate unless and until such Person shall have delivered to Agent a further certificate canceling or amending such prior certificate.

“Business Day” means any day that is not a Saturday, Sunday or a day on which Agent is closed.

“Capital Lease Obligations” means the balance sheet amount of any obligations in respect of leases required to be capitalized in accordance with GAAP as in effect on the date hereof.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than two (2) years from the date of acquisition, (b) commercial paper maturing no more than one (2) years after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (c) certificates of deposit issued maturing no more than two (2) years after issue, and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (b) of this definition.  For the avoidance of doubt, the direct purchase by Borrower, co-borrower, or any subsidiary of Borrower of any Auction Rate Securities, or purchasing participations in, or entering into any type of swap or other derivative transaction, or otherwise holding or engaging in any ownership interest in any type of Auction Rate Security by Borrower, co-borrower, or any subsidiary of Borrower shall be conclusively determined by the Lenders as an ineligible Cash Equivalent, and any such transaction shall expressly violate each other provision of this agreement governing Permitted Investments.  Notwithstanding the foregoing, Cash Equivalents does not include, and each Borrower and Subsidiary is prohibited from purchasing, purchasing participations in, entering into any type of swap or other equivalent derivative transaction, or otherwise holding or engaging in any ownership interest in any type of debt instrument, including, without limitation, any corporate or municipal bonds with a long-term nominal maturity for which the interest rate is reset through a dutch auction and more commonly referred to as an auction rate security.

“Change in Control” means any event, transaction, or occurrence as a result of which (a) any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of Borrower, is or becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Borrower, representing 35% or more of the combined voting power of Borrower’s then outstanding securities; (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Board of Directors of Borrower (together with any new directors whose election by the Board of Directors of Borrower was approved by a vote of not less than two-thirds of the directors then still in office who either were directors at the beginning of such period  or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office; (c) Borrower ceases to own and control, directly or indirectly, all of the economic and voting rights associated with the outstanding securities of each of its Subsidiaries; or (d) the occurrence of any “change of control” or any term of similar effect under any Subordinated Debt document.

“Claims” has the meaning given it in Section 12.2.

“Closing Date” has the meaning given it in the preamble of this Agreement.

“Code” means the Uniform Commercial Code in effect on the date hereof, as the same may, from time to time, be enacted and in effect in the State of Maryland; provided, however, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; and provided, further, that in the event that, by reason of mandatory provisions of Law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of Maryland, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” means all property, now existing or hereafter acquired described in Exhibit A hereto or in any other Loan Document that contains a grant of a security interest by a Borrower.

“Collateral Account” means any Deposit Account, Securities Account or Commodity Account.

“Commitment Percentage” means, as to any Lender, the percentage set forth opposite such Lender’s name on Schedule 1, as amended from time to time.

“Commodity Account” means any “commodity account”, as defined in the Code, with such additions to such term as may hereafter be made.

“Communication” has the meaning given it in Section 10.

“Compliance Certificate” means a certificate, duly executed by an authorized officer of Borrower, appropriately completed and substantially in the form of Exhibit C.

“Contingent Obligation” means, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the Ordinary Course of Business.  The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” means any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Agent pursuant to which Agent obtains control (within the meaning of the Code) for the benefit of the Lenders over such Deposit Account, Securities Account or Commodity Account.

“Credit Extension” means any Term Loan or any other extension of credit by Agent or the Lenders for Borrower’s benefit.

“DEA” means the Drug Enforcement Administration of the United States of America, and any successor agency thereof.

“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” has the meaning given it in Section 2.3(c).

“Deposit Account” means any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” means Borrower’s deposit account, account number 424-4667890, maintained with TD Bank and over which Agent has been granted control for the ratable benefit of all Lenders.

“Dollars,” “dollars” and “$” each means lawful money of the United States.

“Draw Period” means the period of time commencing upon the Closing Date and continuing through the earliest to occur of (a) the Draw Period Termination Date and (b) an Event of Default.

“Draw Period Termination Date” means September 30, 2012.

“Drug Application” means a new drug application, an abbreviated drug application, or a product license application for any Product, as appropriate, as those terms are defined in the FDCA.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by Agent; provided, however, that notwithstanding the foregoing, “Eligible Assignee” shall not include Borrower, any Guarantor or any of Borrower’s or any Guarantor’s Affiliates or Subsidiaries.  Notwithstanding the foregoing, in connection with assignments by a Lender due to a forced divestiture at the request of any regulatory agency, the restrictions set forth herein shall not apply and Eligible Assignee shall mean any Person or party becoming an assignee incident to such forced divestiture.

“Equipment” means all “equipment”, as defined in the Code, with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, and all regulations promulgated thereunder.

“Event of Default” has the meaning given it in Section 8.

“Exclusive License” means, in respect of any Intellectual Property, a license that grants the licensee the exclusive rights to exploit such Intellectual Property for all uses and indications.

“FDA” means the Food and Drug Administration of the United States of America, or any successor entity thereto.

“FDCA” means the Federal Food, Drug and Cosmetic Act, as amended, 21 U.S.C. Section 301 et seq., and all regulations promulgated thereunder.

“Foreign Subsidiary” means any Subsidiary that is not organized, incorporated or otherwise formed under the laws of the United States or any State thereof.

“Funding Date” means any date on which a Credit Extension is made to or on account of Borrower which shall be a Business Day.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession in the United States, which are applicable to the circumstances as of the date of determination.

“General Intangibles” means all “general intangibles”, as defined in the Code, with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable Law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including, without limitation, key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” means any present or future guarantor of the Obligations.

“Indebtedness” means (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) Capital Lease Obligations, and (d) Contingent Obligations.

“Indemnified Liabilities” has the meaning given it in Section 12.2.

“Indemnified Person” has the meaning given it in Section 12.2.

“Insolvency Proceeding” means any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency Law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all intellectual property and similar rights, including without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, trade names, service marks, mask works, rights of use of any name, domain names, or any other similar rights, any applications therefor, whether registered or not, know-how, operating manuals, trade secret rights, clinical and non-clinical data, rights to unpatented inventions, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, and any claims for damage by way of any past, present, or future infringement of any of the foregoing.

“Interest Expense” means for any fiscal period with respect to Borrower and its Subsidiaries on a consolidated basis, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Credit Extension and other Indebtedness of Borrower and its Subsidiaries, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).

“Inventory” means all “inventory”, as defined in the Code, with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” means any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Laws” means any and all federal, state, provincial, territorial, local and foreign statutes, laws, judicial decisions, regulations, guidances, guidelines, ordinances, rules, judgments, orders,

decrees, codes, plans, injunctions, permits, concessions, grants, franchises, governmental agreements and governmental restrictions, whether now or hereafter in effect, which are applicable to any Borrower in any particular circumstance.

“Lender” means any one of the Lenders.

“Lenders” means the Persons identified on Schedule 1 hereto, and each assignee that becomes a party to this Agreement pursuant to Section 12.1.

“Lenders’ Expenses” means all reasonable, customary and documented audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) of Agent and Lenders for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred by Agent or the Lenders in connection with the Loan Documents.

“Lien” means a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of Law or otherwise against any property.

“Loan Documents” means, collectively, this Agreement, the Warrant, the Perfection Certificate, the IP Agreement, any note, or notes or guaranties executed by Borrower or any Guarantor in connection with the indebtedness governed by this Agreement, and any other present or future agreement between Borrower and/or for the benefit of the Lenders and Agent in connection with this Agreement, all as amended, restated, or otherwise modified.

“Loan Party” means Borrower and each Guarantor.

“Material Adverse Change” means a material adverse change in: (i) the business, operations, properties, assets, or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole or (ii) the ability of Borrower to perform the secured obligations in accordance with the terms of the loan documents, or the ability of Agent to enforce any of its rights or remedies with respect to the secured obligations; or (iii) the value of the Collateral and Intellectual Property in the aggregate; or (iv) material impairment in the perfection or priority of Agent’s liens on the Collateral.

“Material Intellectual Property” means all of Borrower’s Intellectual Property and license or sublicense agreements or other agreements with respect to rights in Intellectual Property that are material to the condition (financial or other), business or operations of Borrower, as determined by Agent in its good faith credit judgment; it being agreed that, unless Agent otherwise advises Borrower in writing, and with the exception of Non-Material Intellectual Property, all of Borrower’s Intellectual Property and other assets described in this definition, whether owned on the Closing Date or acquired or developed thereafter, shall be “Material Intellectual Property.”

“Maturity Date” means July 1, 2015 for each Term Loan.

“Non-Material Intellectual Property” means (a) the Intellectual Property designated as “Non-Material Intellectual Property” on Schedule 5.2(d) as of the Closing Date and (b) the Intellectual Property acquired or developed following the Closing Date that is designated as such on any Compliance Certificate delivered after the Closing Date (but only to the extent Agent has not advised Borrower in writing that it does not agree with such designation); provided that, for the avoidance of doubt, no Intellectual Property that is Material Intellectual Property on the Closing Date shall be designated as Non-Material Intellectual Property after the Closing Date unless expressly consented to by Agent in its good faith credit judgment.

“Obligations” means all of Borrower’s obligations to pay when due any debts, principal, interest, Lenders’ Expenses, the Prepayment Fee, and other amounts Borrower owes the Lenders now or later, under this Agreement or the other Loan Documents, including, without limitation, interest accruing after Insolvency Proceedings begin (whether or not allowed) and debts, liabilities, or obligations of Borrower assigned to the Lenders and/or Agent, and the performance of Borrower’s duties under the Loan Documents.

“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Operating Documents” means, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Closing Date, and (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Ordinary Course of Business” means, in respect of any transaction involving any Loan Party, the ordinary course of business of such Loan Party.

“Payment/Advance Form” means that certain form attached hereto as Exhibit B.

“Payment Date” means the first calendar day of each calendar month, or if such day is not a Business Day, the next following Business Day.

“Perfection Certificate” has the meaning given it in Section 5.1.

“Permit” means any license, certificate, accreditation, product clearance or approval, provider number or provider authorization, marketing authorization, other authorization, registration, permit, consent or approval that is issued by a Governmental Authority and required in connection with the conduct of Borrower’s or any Subsidiary’s business or to comply with any applicable Laws, including, without limitation, drug listings and drug establishment registrations under 21 U.S.C. Section 510, registrations issued by DEA under 21 U.S.C. Section 823 (if applicable to any Product).

“Permitted IP Licenses” means any of the following licenses for the use of Intellectual Property in the Ordinary Course of Business, but, in each case, only to the extent such license could not result in a legal transfer of title of the licensed Intellectual Property:

(a)           licenses by any Borrower or any of its Subsidiaries of Intellectual Property that are not Exclusive Licenses;

(b)           Exclusive Licenses by any Borrower or any of its Subsidiaries of Intellectual Property for non-therapeutic uses;

(c)           Exclusive Licenses by any Borrower or any of its Subsidiaries of Intellectual Property covering any compound or substance that has not been tested in humans as of the date of the applicable Exclusive License;

(d)           Exclusive Licenses by any Borrower or any of its Subsidiaries of Intellectual Property for use outside of North America;

(e)           Exclusive Licenses by any Borrower or any of its Subsidiaries of Intellectual Property covering the Product PMX-30063 in North America, provided, that (i) Borrower receives up front proceeds in an amount at least equal to the lesser of (x) $20,000,000 or (y) two times the principal balance of the Loan outstanding as of the date of the applicable Exclusive Licenses, and (ii) following receipt of the aforesaid upfront proceeds the Borrower has cash on hand in an amount at least equal to the Projected Cash Burn for the twelve month period commencing with the month in which such Borrower entered into such Exclusive License;

(f)           Exclusive Licenses by any Borrower or any of its Subsidiaries of Intellectual Property covering the Product PMX-60056 in North America; provided that, following receipt of any upfront proceeds payable in connection with the applicable Exclusive Licenses, the Borrower has cash on hand in an amount at least equal to the Projected Cash Burn for the twelve month period commencing with the month in which such Borrower entered into such Exclusive License; and

(g)           any other license of Intellectual Property for use within North America that is approved in writing by Agent prior to entry into such license.

“Permitted Indebtedness” means:

(a) Borrower’s Indebtedness to the Lenders and Agent under this Agreement and the other Loan Documents;

(b) Indebtedness existing on the Closing Date and described on Schedule 7.4;

(c) Indebtedness of up to $1,000,000 outstanding at any time secured by a Lien described in clause (c) of the defined term “Permitted Liens”, provided such Indebtedness does not exceed the lesser of the cost or fair market value of Equipment financed with such Indebtedness;

(d) Unsecured Indebtedness to trade creditors incurred in the Ordinary Course of Business;

(e) Indebtedness incurred in the Ordinary Course of Business with respect to corporate credit cards so long as (i) such Indebtedness is secured only by cash or Cash Equivalents and (ii) the aggregate amount of all such Indebtedness does not exceed $500,000 at any time outstanding;

(f) Indebtedness that also constitutes a Permitted Investment;

(g) Subordinated Debt;

(h) Reimbursement obligations in connection with letters of credit that are (i) outstanding on the Closing Date; (ii) secured by cash or cash equivalents and (iii) issued on behalf of the Borrower or a Subsidiary in an amount not to exceed $1,000,000 at any time outstanding;

(i) Other unsecured Indebtedness in an amount not to exceed $100,000 at any time outstanding; and

(j) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (h) above, provided, however, that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” means:

(a) Investments existing on the Closing Date and described on Schedule 7.7;

(b) Investments consisting of Cash Equivalents;

(c) Investments in Subsidiaries solely to the extent permitted pursuant to Section 6.10;

(d) Investments consisting of cash advances to employees for business-related expenses in the Ordinary Course of Business in an aggregate amount not to exceed $50,000 in any fiscal year; and

(e) additional Investments that do not exceed $500,000 in the aggregate amount outstanding at any time.

“Permitted Liens” means:

(a) Liens existing on the Closing Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books in accordance with GAAP, provided, however, that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended , and the Treasury Regulations adopted thereunder;

(c) purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than One Million Dollars ($1,000,000) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d) statutory Liens securing claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other Persons imposed without action of such parties, provided, however, that they have no priority over any of Agent’s Lien and the aggregate amount due and unpaid to such Persons does not any time exceed Twenty Five Thousand Dollars ($25,000);

(e) leases or subleases of real property granted in the Ordinary Course of Business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or Intellectual Property) granted in the Ordinary Course of Business, if the leases, subleases, licenses and sublicenses do not prohibit granting Agent a security interest;

(f) banker’s liens, rights of setoff and Liens in favor of financial institutions incurred made in the Ordinary Course of Business arising in connection with Borrower’s deposit accounts or securities accounts held at such institutions to secure payment of fees and similar costs and expenses subject to Borrower’s compliance with Section 6.6(b) hereof;

(g) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the Ordinary Course of Business (other than Liens imposed by ERISA), or to secure appeal bonds;

(h) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.5 or 8.7;

(i) easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and similar charges or encumbrances affecting real property not constituting a Material Adverse Change;

(j) Permitted IP Licenses;

(k) Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of customs duties that are promptly paid;

(l) Liens on Cash Equivalents securing obligations permitted under clauses (e) and (h) of the definition of Permitted Indebtedness; and

(m) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) and (c) above, but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness may not increase.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prepayment Fee” means with respect to any Term Loan subject to prepayment prior to the Maturity Date, whether by mandatory or voluntary prepayment, acceleration or otherwise, an additional fee payable to the Lenders in amount equal to:

(a) for a prepayment made on or after the Closing Date through and including the date which is twelve (12)  months after the Closing Date, three percent (3.0%) multiplied by the principal amount of the Term Loan that is prepaid;

(b) for a prepayment made after the date which is twelve (12) months after the Closing Date through and including the date which is twenty-four (24)  months after the Closing Date, two percent (2.0%) multiplied by the principal amount of the Term Loan that is prepaid; and

(c) for a prepayment made after the date which is twenty-four (24) months after the Closing Date through and including the date which is thirty-six (36) months after the Closing Date, one percent (1.0%) multiplied by the principal amount of the Term Loan that is prepaid.

Provided, however, that in the event Borrower has (i) provided a written request for approval of an Exclusive License of Intellectual Property pursuant to clause (g) of the definition of Permitted IP Licenses, (ii) the Board of Directors of the Borrower proposing to grant such Exclusive License has approved such proposed Exclusive License, as certified by an officer of such Borrower, and (iii) Agent has not granted such approval within thirty (30) days after receipt of such request, then if Borrower prepays the Loans in full on or prior to the date of entry into the license that was the subject of such approval request (on the same terms as those presented to Agent for approval) but in any event within sixty (60) days after the earlier of (a) the date on which Agent advises Borrower that it does not approve of such license or (b) the expiration of the thirty (30) day approval period referenced in (iii) above, the Prepayment Fee shall equal $0.

“Pro Rata Share” means, as determined by Agent, with respect to each Lender, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined by dividing the amount of Term Loans held by such Lender by the aggregate amount of all outstanding Term Loans.

“Product” means (i) any compound or substance that is the subject of a Permit for testing in humans held by any Borrower or any Subsidiary or (ii) any product manufactured, sold, or marketed by any Borrower or any of its Subsidiaries, including without limitation, those products set forth on Schedule 5.11 (as updated from time to time in accordance with Section 6.2(e)

above); provided, however, that if Borrower shall fail to comply with the obligations under Section 6.2(e) to give notice to Agent and update Schedule 5.11 prior to testing any new compound or substance in humans, or manufacturing, selling, developing (i.e., testing in humans) or marketing any new product, any such compound, substance or product shall nonetheless be deemed a “Product” included in this definition; and provided, further, that any products manufactured by any Borrower or any of its Subsidiaries for unaffiliated third parties shall not be deemed “Products” hereunder.

“Projected Cash Burn” means, in connection with any Exclusive License pursuant to clause (e) or  (f) of the definition of Permitted IP License, the forecast net cash outflows of the Borrower for the twelve (12) month period commencing with the month in which such Exclusive License is entered into based on projections prepared in good faith by management of Borrower based on assumptions believed to be reasonable and provided to Agent not less than five (5) Business Days prior to the consummation of such Permitted IP License.

“Registered Intellectual Property” means registered copyrights, registered trademarks, patents and applications for any of the foregoing.

“Registered Organization” means any “registered organization” as defined in the Code, with such additions to such term as may hereafter be made.

“Regulatory Authority” means any of the FDA, DEA, parallel state or local Governmental Authorities, and their foreign counterparts.

“Required Lenders” means Lenders having (a) more than 60% of the Term Loan Commitments of all Lenders, or (b) if such Term Loan Commitments have expired or been terminated, more than 60% of the aggregate outstanding principal amount of the Term Loans; provided, however, that so long as a party that is a Lender hereunder on the Closing Date does not assign any portion of its Term Loan Commitment or Term Loan, the term “Required Lenders” shall include such Lender.  For purposes of this definition only, a Lender shall be deemed to include itself, and any Lender that is an Affiliate or Approved Fund of such Lender.

“Required Permit” means a Permit issued or required under Laws applicable to the business of any Borrower or any of its Subsidiaries or necessary in the manufacturing, importing, exporting, possession, ownership, warehousing, marketing, promoting, sale, labeling, furnishing, distribution or delivery of goods or services under Laws applicable to the business of Borrower or any of its Subsidiaries or any Drug Application (including without limitation, at any point in time, all licenses, approvals and permits issued by the FDA or any other Regulatory Authority necessary for the testing, manufacture, marketing or sale of any Product by any Borrower or any of its Subsidiaries as such activities are being conducted by such Borrower or Subsidiary with respect to such Product at such time); provided that “Required Permits” shall not include state and local licenses and permits generally required in the Ordinary Course of Business and not specific to the line(s) of business in which any Borrower or any of its Subsidiaries is engaged.

“Requirement of Law” means as to any Person, the organizational or governing documents of such Person, and any Law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means any of the President and Chief Executive Officer or Chief Financial Officer of Borrower.

“Secured Promissory Note” has the meaning given it in Section 2.7.

“Secured Promissory Note Record” means a record maintained by each Lender with respect to the outstanding Obligations and credits made thereto.

“Securities Account” means any “securities account”, as defined in the Code, with such additions to such term as may hereafter be made.

“Subordinated Debt” means indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to the Lenders (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Agent and the Lenders entered into between Agent, Borrower and the other creditor), on terms acceptable to Agent and the Lenders.

“Subsidiary” means, with respect to any Person, any Person of which more than 50.0% of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled, directly or indirectly, by such Person or one or more of Affiliates of such Person.

“Term Loan” or “Term Loans” has the meaning given it in Section 2.2(a).

“Term Loan Commitment” means, for any Lender, the obligation of such Lender to make a Term Loan, up to the principal amount shown on Schedule 1.”Term Loan Commitments” means the aggregate amount of such commitments of all Lenders.

“Tranche Two Eligibility Date” means the date on which Agent determines that Borrower has satisfied the following condition precedent to an advance in respect of Tranche Two:  Borrower has announced final results from the present ongoing Phase II study for PMX-60056 or PMX-30063, which data results in Borrower having regulatory clearance to proceed with additional Phase 2 or Phase 3 clinical studies; provided that, in Agent’s sole and absolute discretion, such condition precedent may be waived.

“Transfer” has the meaning given it in Section 7.1.

“Warrants” means those certain Warrants to Purchase Stock dated as of the Closing Date executed by Borrower in favor of each Lender or such Lender’s Affiliates.

[SIGNATURES APPEAR ON FOLLOWING PAGE(S)]

(Signature Page to Loan and Security Agreement)

IN WITNESS WHEREOF, intending to be legally bound, and intending that this Agreement constitute an agreement executed under seal, the undersigned have duly executed this Agreement under seal as of the Closing Date.

BORROWER:	POLYMEDIX, INC., a Delaware corporation By: /s/ Edward F. Smith (SEAL) Name: Edward F. Smith Title: Vice President, Chief Financial Officer and Secretary
POLYMEDIX PHARMACEUTICALS, INC., a Delaware corporation By: /s/ Edward F. Smith (SEAL) Name: Edward F. Smith Title: Vice President, Chief Financial Officer and Secretary

(Signature Page to Loan and Security Agreement)

AGENT:	MIDCAP FINANCIAL SBIC, LP, a Delaware limited partnership By: Midcap Financial SBIC GP, LLC By: /s/ Joshua Groman (SEAL) Name: Joshua Groman, Ph.D. Title: Authorized Signatory

(Signature Page to Loan and Security Agreement)

LENDERS:	MIDCAP FINANCIAL SBIC, LP, a Delaware limited partnership By: Midcap Financial SBIC GP, LLC By: /s/ Joshua Groman (SEAL) Name: Joshua Groman, Ph.D. Title: Authorized Signatory

EXHIBITS  AND SCHEDULES

EXHIBITS

Exhibit A	Collateral
Exhibit B	Form of Loan Payment / Advance Request Form
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Secured Promissory Note
Exhibit E	Form of Warrant
Exhibit F	SBA Form 468

SCHEDULES

Schedule 1	Lenders and Commitments
Schedule 5.1	Organizational Information
Schedule 5.2	Collateral Disclosures
Schedule 5.3	Litigation
Schedule 5.11	Products and Required Permits
Schedule 6.12	Post-Closing Obligations
Schedule 7.4	Indebtedness
Schedule 7.7	Investments

EXHIBIT A

COLLATERAL

The Collateral consists of all assets of Borrower, including all of Borrower’s right, title and interest in and to the following personal property:

(a)           all goods, Accounts (including health-care insurance receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, investment accounts, commodity accounts and other Collateral Accounts, all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), IP Proceeds, securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

(b)           all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral shall not include any Intellectual Property of any Loan Party, whether now owned or hereafter acquired, except to the extent that it is necessary under applicable law to have a Lien and security interest in any such Intellectual Property in order to have a perfected Lien and security interest in and to IP Proceeds (defined below), and for the avoidance of any doubt, the Collateral shall include, and Agent shall have a Lien and security interest in, (i) all IP Proceeds, and (ii) all payments with respect to IP Proceeds that are received after the commencement of a bankruptcy or insolvency proceeding.  The term “IP Proceeds” means, collectively, all cash, Accounts, license and royalty fees, claims, products, awards, judgments, insurance claims, and other revenues, proceeds or income, arising out of, derived from or relating to any Intellectual Property of any Loan Party, and any claims for damage by way of any past, present or future infringement of any Intellectual Property of any Loan Party (including, without limitation, all cash, royalty fees, other proceeds, Accounts and General Intangibles that consist of rights of payment to or on behalf of a Loan Party and the proceeds from the sale, licensing or other disposition of all or any part of, or rights in, any Intellectual Property by or on behalf of a Loan Party).

Pursuant to the terms of a certain negative pledge arrangement with Agent and Lenders, Borrower has agreed not to encumber any of its Intellectual Property without Agent’s and Lenders’ prior written consent.

EXHIBIT B

LOAN PAYMENT/ADVANCE REQUEST FORM

Deadline is Noon E.S.T.

Date: __________________, 201__

LOAN PAYMENT:
From Account #________________________ (Deposit Account #)	To Account #__________________________ (Loan Account #)
Principal $___________________________ and/or Interest ____________________________
Authorized Signature:	Phone Number:
Print Name/Title:

Loan Advance:
Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.
From Account # (Loan Account #)	To Account # (Deposit Account #)
Amount of Advance $
All Borrower’s representations and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on the date of the request for an advance; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further, that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date:

Authorized Signature:	Phone Number:
Print Name/Title:

Outgoing Wire Request:
Complete only if all or a portion of funds from the loan advance above is to be wired.
Beneficiary Name:	Amount of Wire: $
Beneficiary Lender:	Account Number:
City and State:
Beneficiary Lender Transit (ABA) #: (For International Wire Only)	Beneficiary Lender Code (Swift, Sort, Chip, etc.):
Intermediary Lender:	Transit (ABA) #:
For Further Credit to:
Special Instruction:
By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me.

Authorized Signature:	2nd Signature (if required):
Print Name/Title:	Print Name/Title:
Telephone #:	Telephone #:

EXHIBIT C

COMPLIANCE CERTIFICATE

TO:	MidCap Financial SBIC, LP, as Agent
FROM:	_________________________________
DATE:	________________, 201__

The undersigned authorized officer of [PolyMedix, Inc.] (“                                                                                                                     ”) certifies that under the terms and conditions of the Loan and Security Agreement between PolyMedix, Inc., PolyMedix Pharmaceuticals, Inc., Agent and the Lenders (the “Agreement”):

(1)           Borrower is in complete compliance with all required covenants for the month ending _______________, 201__, except as noted below;

(2)           there are no Events of Default;

(3)           all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further, that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;

(4)           Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.8 of the Agreement;

(5)           no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Agent; and

(6)           [an updated Schedule 5.2(d) is attached hereto describing any new Registered Intellectual Property that has been acquired and/or developed and any other material change in Borrower’s Material Intellectual Property, in each case since the date of the last Compliance Certificate] OR [no new Registered Intellectual Property has been acquired and/or developed, nor has there been any material change in Borrower’s Material Intellectual Property since the date of the last Compliance Certificate]

Attached are the required documents supporting the certifications set forth in this Compliance Certificate.  The undersigned certifies, in his/her capacity as an officer of the Borrower, that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes.  The undersigned acknowledges, in his/her capacity as an officer of Borrower, that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.  Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies
Monthly Financial Statements	Monthly within 30 days	Yes	No
Audited Financial Statements	Annually within 120 days after FYE	Yes	No
Board Approved Projections	Annually within 30 days after FYE	Yes	No
Compliance Certificate	Monthly within 30 days	Yes	No

The following are the exceptions with respect to the certification above:  (If no exceptions exist, state “No exceptions to note.”)

__________________________________________________________________________________________________________________________________________________________________________________________________________________________________________

POLYMEDIX, INC. By: Name: Title:	AGENT USE ONLY Received by: authorized signer Date: Verified: authorized signer Date:
	Compliance Status:	Yes	No

EXHIBIT D

SECURED PROMISSORY NOTE

EXHIBIT E

WARRANT

SCHEDULE 1

LENDERS AND COMMITMENTS

Lender	Term Loan Commitment	Commitment Percentage
MidCap Financial SBIC, LP	$12,000,000	100%

TOTAL	$12,000,000	100%

SCHEDULE 5.1

ORGANIZATIONAL INFORMATION

Legal Name of Borrower:

Type of Legal Entity:

State of Organization:

Organizational Identification Number:

Tax Identification Number:

Principal Place of Business:

Legal Name of Borrower:

Type of Legal Entity:

State of Organization:

Organizational Identification Number:

Tax Identification Number:

Principal Place of Business:

SCHEDULE 5.2(A)

COLLATERAL ACCOUNTS

SCHEDULE 5.2(D)

INTELLECTUAL PROPERTY AND LICENSE AGREEMENTS

[APPLIES TO ALL Intellectual Property and License Agreements]
Borrower	Name / Identifier of IP or License	Type of IP (e.g., patent, TM, ©, mask work) or License Agreement	Expiration Date (if a License, expiration of License and Licensed Property)

[APPLIES TO License Agreements ONLY]
Name and Address of Licensor	Name and Date of License Agreement	Exclusive License? (Yes/No)	Restrictions to grant a lien, assign or sublicense? (Yes/No)	Default or Termination affect Agent’s ability to sell or assign? (Yes/No)

SCHEDULE 5.2(E)

LOCATION OF COLLATERAL

SCHEDULE 5.3

LITIGATION

SCHEDULE 5.11

PRODUCTS AND REQUIRED PERMITS

SCHEDULE 6.12

POST CLOSING OBLIGATIONS

Borrowers shall satisfy and complete each of the following obligations, or provide Agent each of the items listed below, as applicable, on or before the date indicated below, all to the satisfaction of Agent in its sole and absolute discretion:

1.

Borrower’s failure to complete and satisfy any of the above obligations on or before the date indicated above, or Borrower’s failure to deliver any of the above listed items on or before the date indicated above, shall constitute an immediate an automatic Event of Default.

SCHEDULE 7.4

INDEBTEDNESS AS OF THE CLOSING DATE

SCHEDULE 7.7

INVESTMENTS AS OF THE CLOSING DATE

TABLE OF CONTENTS

Page

1.	ACCOUNTING AND OTHER TERMS	1

2.	LOAN AND TERMS OF PAYMENT	1

2.1	Promise to Pay	1

2.2	Term Loans	1

2.3	Payment of Interest on the Credit Extensions	2

2.4	Fees and Expenses	4

2.5	Additional Costs	4

2.6	Payments and Taxes	4

2.7	Secured Promissory Notes	5

2.8	Issuance of Warrants to Lenders	5

2.9	SBIC Acknowledgement	5

3.	CONDITIONS OF LOANS	5

3.1	Conditions Precedent to Initial Credit Extension	5

3.2	Conditions Precedent to all Credit Extensions	6

3.3	Covenant to Deliver	7

3.4	Procedures for Borrowing	7

4.	CREATION OF SECURITY INTEREST	7

4.1	Grant of Security Interest	7

4.2	Authorization to File Financing Statements	8

5.	REPRESENTATIONS AND WARRANTIES	8

5.1	Due Organization, Authorization: Power and Authority	8

5.2	Collateral	9

5.3	Litigation	10

5.4	No Material Deterioration in Financial Condition; Financial Statements 10

5.5	Solvency	10

5.6	Regulatory Compliance	10

5.7	Subsidiaries; Investments	11

5.8	Tax Returns and Payments; Pension Contributions	11

i

5.9	Use of Proceeds	12

5.10	Full Disclosure	12

5.11	Regulatory Developments	12

6.	AFFIRMATIVE COVENANTS	13

6.1	Organization and Existence; Government Compliance	13

6.2	Financial Statements, Reports, Certificates	13

6.3	Inventory; Returns	15

6.4	Taxes; Pensions	15

6.5	Insurance	15

6.6	Operating Accounts	16

6.7	Protection of Intellectual Property Rights	16

6.8	Litigation Cooperation	16

6.9	Notices of Litigation and Default	16

6.10	Creation/Acquisition of Subsidiaries	17

6.11	Further Assurances	17

6.12	Post-Closing Obligations	17

7.	NEGATIVE COVENANTS	17

7.1	Dispositions	18

7.2	Changes in Business, Management, Ownership or Business Locations	18

7.3	Mergers or Acquisitions	18

7.4	Indebtedness	18

7.5	Encumbrance	18

7.6	Maintenance of Collateral Accounts	18

7.7	Distributions; Investments	19

7.8	Transactions with Affiliates	19

7.9	Subordinated Debt	19

7.10	Compliance	19

7.11	Compliance with Anti-Terrorism Laws	19

8.	EVENTS OF DEFAULT	20

8.1	Payment Default	20

8.2	Covenant Default	20

8.3	Material Adverse Change	20

8.4	Attachment; Levy; Restraint on Business	20

8.5	Insolvency	21

8.6	Other Agreements	21

8.7	Judgments	21

8.8	Misrepresentations	21

8.9	Subordinated Debt	21

8.10	Governmental Approvals	21

8.11	Criminal Proceeding	22

8.12	Lien Priority	22

8.13	Change in Control	22

8.14	Withdrawals, Recalls, Adverse Test Results and Other Matters	22

9.	RIGHTS AND REMEDIES	22

9.1	Rights and Remedies	22

9.2	Power of Attorney	24

9.3	Protective Payments	24

9.4	Application of Payments and Proceeds	24

9.5	Liability for Collateral	25

9.6	No Waiver; Remedies Cumulative	25

9.7	Demand Waiver	26

9.8	Borrower Liability	26

10.	NOTICES	26

11.	CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER	27

12.	GENERAL PROVISIONS	28

12.1	Successors and Assigns	28

12.2	Indemnification	29

12.3	Time of Essence	29

12.4	Severability of Provisions	29

12.5	Correction of Loan Documents	29

12.6	Integration	29

12.7	Counterparts	30

12.8	Survival	30

12.9	Confidentiality	30

12.10	Right of Set Off	30

12.11	[Reserved]	31

12.12	Amendments	31

12.13	Publicity	32

12.14	No Strict Construction	32

13.	AGENT	32

13.1	Appointment and Authorization of Agent	32

13.2	Delegation of Duties	33

13.3	Liability of Agent	33

13.4	Reliance by Agent	33

13.5	Notice of Default	34

13.6	Credit Decision; Disclosure of Information by Agent	34

13.7	Indemnification of Agent	34

13.8	Agent in its Individual Capacity	35

13.9	Successor Agent	35

13.10	Agent May File Proofs of Claim	36

13.11	Collateral and Guaranty Matters	36

13.12	Cooperation of Borrower	37

14.	DEFINITIONS	37